Exhibit 3.l

ARTICLES OF AMENDMENT TO

SECOND AMENDED AND RESTATED CHARTER

PACER INTERNATIONAL, INC.

Pursuant to Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation hereby amends its Second Amended and Restated Charter as follows:

    The name of the corporation is Pacer International, Inc.

    The text of Section 3 of the Second Amended and Restated Charter shall be amended to read in its entirety as follows:

    3. Principal Office. The address of the principal office of the Corporation is 6805 Perimeter Drive, Dublin, Ohio 43016.

    This amendment does not contain any amendments that require shareholder action and was duly adopted by the board of directors of the Corporation without shareholder action on May 5, 2010.

PACER INTERNATIONAL, INC.

/s/_Lisa Ormand Taylor_______________

Lisa Ormand Taylor, Secretary

Date: May 24, 2010